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                                                                                                      EXHIBIT 99

                                                   SOLUTIA INC.

                              CALCULATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                              (DOLLARS IN MILLIONS)

                                                              Four Months
                                                                 Ended
                                                          December 31, 1997(1)       1998        1999        2000
                                                          --------------------       ----        ----        ----
Income from continuing operations, before income
  taxes and equity earnings from affiliates(2)......             $  37               $ 350       $ 267       $   6

Add:
    Fixed charges...................................                22                  58          62         114
    Amortization of capitalized interest............                 2                   7           7           7
    Dividends from affiliated companies.............                14                  37          60          45

Less:
    Interest capitalized............................                (4)                 (6)        (13)        (18)
                                                                 -----               -----       -----       -----
        Income as adjusted..........................             $  71               $ 446       $ 383       $ 154
                                                                 =====               =====       =====       =====

Fixed charges:
    Interest expensed and capitalized...............                19                  49          53         101
    Amortization of debt premium....................                --                  --          --          --
    Estimate of interest within rental expense......                 3                   9           9          13
                                                                 -----               -----       -----       -----
        Fixed charges...............................             $  22               $  58       $  62       $ 114
                                                                 =====               =====       =====       =====

Ratio of Earnings to Fixed Charges..................              3.23                7.69        6.18        1.35

--------------
(1)     We have not calculated the ratio of earnings to fixed charges for the periods before September 1, 1997.
        Historical computation of earnings to fixed charges is not considered meaningful before that date because we were not an independent company and Monsanto Company did not allocate debt to us.

(2)     Includes restructuring and other unusual items of $122 million for the year ended December 31, 2000, $63 million for the year ended December 31, 1999, and $72 million for the four months ended December 31,
        1997.
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